FOR IMMEDIATE RELEASE

GUILFORD PHARMACEUTICALS REPORTS

2004 YEAR-END FINANCIAL RESULTS

BALTIMORE, MD, March 1, 2005 — Guilford Pharmaceuticals Inc. (NASDAQ:GLFD) today reported financial results for the year ended December 31, 2004. For 2004, Guilford reported a net loss of $87.9 million, or $2.25 per share, compared to a net loss of $53.9 million, or $1.82 per share, for 2003.

Total revenues in 2004 increased to $47.9 million compared to $27.6 million in 2003. Revenues for GLIADEL® Wafer (polifeprosan 20 with carmustine implant) increased $8.5 million, or 44%, to $27.7 million in 2004 compared to $19.2 million in 2003. The increase in GLIADEL® revenues is attributable to the FDA approving expanded labeling for the product in 2003 to permit its use at the time of initial surgery for malignant glioma as an adjunct to surgery and radiation. Revenues for AGGRASTAT® Injection (tirofiban hydrochloride) in 2004 were $12.5 million, compared to $2.5 million in 2003. The increase in AGGRASTAT® revenues in 2004 is the result of a full year of sales activity, following the Company’s acquisition of AGGRASTAT® in October 2003. Additionally, in 2004 the Company received a payment of $6.6 million from Angiodevice International GmbH related to the licensing of intellectual property rights to certain of the Company’s licensed biopolymer technologies.

Total costs and expenses in 2004 were $131.7 million compared to $79.8 million in 2003. Costs and expenses for 2004 include $6.9 million in non-cash amortization expense and $14.0 million of non-cash expense for “acquired in-process research and development” related to warrants to Symphony Neuro Development Company (SNDC), and the acquisition of ProQuest Pharmaceuticals, Inc., which allowed Guilford to obtain an irrevocable, royalty-free, fully-paid, exclusive worldwide license to the intellectual property rights for AQUAVAN®. Cost of sales in 2004 was $5.6 million compared to $4.1 million in 2003. Gross profit percentage for 2004 was 86% compared to 81% in 2003.

Research and development expenses in 2004 were $46.6 million compared to $33.6 million in 2003. The increase in research and development expense resulted primarily from the commencement of Phase III clinical trials of AGGRASTAT® in order to seek approval to expand its use to include percutaneous coronary intervention (PCI), and, costs associated with SNDC expenses related to Phase II studies of GPI 1485. SNDC is consolidated as a variable interest entity under FIN 46R and reversed in the minority interest line.

Selling, general and administrative costs totaled $58.8 million in 2004 compared to $32.1 million for 2003. During 2004, the costs incurred to market, sell and distribute GLIADEL® and AGGRASTAT® were $33.0 million compared to $14.3 million in 2003. This increase resulted primarily from expenses related to expanding and training the Company’s sales force to sell two products, marketing costs to re-launch AGGRASTAT® and increased medical education expenses for both products. General and administrative expenses were $25.8 million in 2004 compared to $17.8 million in 2003. This increase resulted primarily from increased legal and professional services expenses related to required filings and supporting activity, implementation of expanded evaluation procedures for assessing internal controls and procedures for financial reporting mandated by Sarbanes-Oxley Act of 2002, increased patent-related costs, and the expenses related to a separation agreement with the Company’s former President and Chief Executive Officer as well as the recruitment of the Company’s new President and Chief Executive Officer.

At December 31, 2004, Guilford had $109.5 million in cash, cash equivalents and marketable securities, including $19.9 million in restricted investments, compared to $101.9 million at the end of 2003, including $21.7 million in restricted investments. This increase resulted primarily from the completion of the Company’s equity offering in July 2004, which raised net proceeds of approximately $43.7 million and the completion of a sale and leaseback of the Company’s facilities in December 2004, which raised net proceeds of approximately $19.4 million. In addition, in January 2005 the Company paid off $17.3 million in debt, which decreased the amount of restricted cash by $17.3 million and will lower interest expense on the Company’s debt in 2005.

“We made good progress during the year, in particular, with our AQUAVAN® clinical development program and in building the commercial infrastructure,” commented Dean J. Mitchell, President and Chief Executive Officer. “Over the next year we’ll be releasing results from our Phase III clinical trials of AQUAVAN®. Pending the results of these trials, we expect to submit a New Drug Application in the first half of 2006 seeking approval for AQUAVAN® for procedural sedation. We also anticipate announcing results from two ongoing Phase II studies of GPI 1485 in Parkinson’s disease. Each of these trials is expected to be completed later in the year, with results available by early 2006.”

Finally, Mr. Mitchell commented that he expected 2005 to be an important year for Guilford from a strategic perspective. “As I am nearing the completion of my first fiscal quarter with the Company, the Board of Directors and I are completing a strategic review of the Company’s assets and business strategy. Once this review is completed, I look forward to sharing Guilford’s strategy for the future.”

About Guilford

Guilford Pharmaceuticals Inc. is a pharmaceutical company engaged in the research, development and commercialization of proprietary pharmaceutical products that target the hospital and neurology market. Presently, Guilford markets two commercial products, GLIADEL® Wafer (polifeprosan 20 with carmustine implant), for the treatment of brain cancer, and AGGRASTAT® Injection (tirofiban hydrochloride), a glycoprotein GP IIb/IIIa receptor antagonist used for the treatment of acute coronary syndrome (ACS). Guilford’s product pipeline includes a novel sedative, AQUAVAN® Injection, and drugs for treating Parkinson’s disease and post-prostatectomy erectile dysfunction. For additional information about GLIADEL® and AGGRASTAT®, please see www.guilfordpharm.com under Products / Marketed Products.

Conference Call

Guilford will host a conference call to review its year-end 2004 results. The conference call will take place at 4:00 p.m. E.T. on Tuesday, March 1, 2005. The dial in number for participants in the U.S. is (800) 265-0241, and for international callers (617) 847-8704. The participant passcode is 99914317.

Conference Call Replay

An audio replay of the conference call will be available for 48 hours beginning at approximately 6:00 p.m. ET on March 1, 2005 through 11:59 p.m. E.T. on March 3, 2005. To access the replay, U.S. residents should dial (888) 286-8010, and international callers should dial (617) 801-6888, passcode 19310134.

Webcast

Guilford will hold a live webcast of this conference call. To access the webcast, please visit our website at www.guilfordpharm.com under the investor / conference section and follow the instructions provided. An audio archive of the call will be available on the website until March 7, 2005.

(Table Follows)

GUILFORD PHARMACEUTICALS INC. AND SUBSIDIARIES
Financial Highlights

Consolidated Statements of Operations
(in thousands, except per share data)

Years Ended December 31,

	2004	2003
Revenues:
Net product sales	$40,172	$21,717
License fees, milestones and other revenues	7,739	5,888

Total revenues	47,911	27,605

Costs and Expenses:
Cost of sales	5,578	4,110
Research and development	46,584	33,624
Selling, general and administrative	58,758	32,076
Intangible amortization	6,854	1,912
Acquired in-process research and development	13,951	8,093

Total costs and expenses	131,725	79,815

Operating Loss	(83,814)	(52,210)
Other Income / (Expense):
Investment and other income	2,213	3,002
Revenue interest expense	(8,781)	(1,557)
Interest expense	(5,252)	(3,182)

Loss before Minority Interest	(95,634) (53,947)
Minority Interest	7,756	—

Net Loss	$(87,878)	$(53,947)

Basic and Diluted Loss per Common Share	$(2.25)	$(1.82)

Weighted-average shares used to calculate basic and diluted loss per share	39,037	29,689

Condensed Consolidated Balance Sheets
(in thousands)

	December 31,
	2004	2003

Assets:
Cash, cash equivalents, marketable securities	$109,493	$101,943
and restricted investments
Investments held by Symphony Neuro Development Co.	32,062	—
Accounts receivable, net	4,666	3,460
Inventories, net	2,373	2,504
Property and equipment, net	1,758	22,395
Intangibles, net and other assets	86,783	91,021

	$237,135	$221,323

Liabilities and Stockholders’ Equity:
Current liabilities	$31,465	$21,980
Long-term debt and other liabilities	95,713	89,988
Revenue interest obligation	44,932	42,155
Minority interest	28,132	—
Stockholders’ equity	36,893	67,200

	$237,135	$221,323

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This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 8, 2004, that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, there can be no assurance that the Company will be able to maintain or increase sales of GLIADEL® Wafer or AGGRASTAT® Injection, or that the Company will be able to successfully develop and commercialize any of its product candidates, including AQUAVAN® Injection or GPI 1485. Furthermore, the Company may not be successful in its attempt to expand the label for AGGRASTAT® Injection.